Exhibit 99.4

Use of Non-GAAP Financial Measures

This Current Report on Form 8-K contains references to Non-GAAP financial measures, including EBITDA and Adjusted EBITDA, which are financial measures that are not prepared in conformity with accounting principles generally accepted in the United States (GAAP).  We define EBITDA as net income or loss from the consolidated statements of operations before interest, income taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted for other non-operating items, as well as certain other items considered unusual or non-recurring in nature, as detailed in the table below.  We believe that our presentation of these Non-GAAP financial measures provide useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business.  Additionally, they provide a basis for the comparison of the financial results for the Company’s core business between current, past and future periods.  A reconciliation of EBITDA and Adjusted EBITDA has been provided within the table below.  Non-GAAP financial measures, including EBITDA and Adjusted EBITDA, should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP.

EBITDA and Adjusted EBITDA Reconciliation (Unaudited; dollars in thousands):

	Lannett	Lannett	Lannett	KUPI	KUPI	KUPI	KUPI	KUPI	LTM
	Historical	Historical	Historical	Historical	Historical	Historical	Historical	Historical	Pro Forma Combined (1)
	Twelve months	Twelve months	Twelve months	Twelve months	Twelve months	Twelve months	Six months	Six months	Twelve months
	06/30/13	06/30/14	06/30/15	12/31/12	12/31/13	12/31/14	06/30/14	06/30/15	06/30/15

Net income	$13,317	$57,101	$149,919	$66,655	$81,618	$118,074	$61,242	$28,521	$179,705

Interest Expense	251	130	207	—	—	—	—	—	67,830
Depreciation and Amortization:	6,198	5,984	5,583	9,880	9,262	10,947	4,798	5,374	45,380
Income Taxes	7,303	32,857	77,430	16,538	21,006	43,477	34,701	17,002	71,284
EBITDA	$27,069	$96,072	$233,139	$93,073	$111,886	$172,498	$100,741	$50,897	$364,199

Foreign currency gain (loss)	(3)	(1)	21	—	—	842	561	237	539
Gain (loss) on sale of assets	(111)	142	(33)	76	(447)	(109)	(3)	56	(83)
Gain (loss) on investments	(699)	(1,907)	(705)	—	—	—	—	—	(705)
Litigation settlement	(1,250)	—	—	—	—	—	—	—	—
Loss on Inventory Write-off	876	2,918	6,700	7,197	8,218	7,800	2,909	4,240	15,831
Loss on Intangibles Write-off	—	—	—	—	—	—	—	550	550
Interest and dividend income	(116)	(295)	(425)	—	—	—	—	—	(425)
Stock Compensation	1,477	9,026	6,397	1,206	1,187	1,341	1,076	401	7,062
Acquisition-related expenses	—	265	4,301	—	—	4,860	1,138	2,010	4,301
Change-in-control expense	—	—	—	—	1,313	3,246	1,623	1,623	—
JSP contract renewal cost	—	20,100	—	—	—	—	—	—	—
Synergies	—	—	—	—	—	—	—	—	9,824
Methylphenidate XR Normalization	—	—	—	—	—	—	—	—	(15,766)
Run rate adjustments	—	—	—	—	—	—	—	—	(3,600)

Adjusted EBITDA	$27,243	$126,320	$249,395	$101,552	$122,157	$190,478	$108,045	$60,014	$381,727

(1) During the preparation of the Pro Forma information, we performed a review of KUPI’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of KUPI’s results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications.  We were not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to our financial presentation, and accordingly, the Pro Forma information does not assume any material differences in accounting policies between the two companies.